TECHNOLOGY ASSIGNMENT AGREEMENT

CONSUMER COOPERATIVE GROUP, INC

This Technology Assignment Agreement (the “Agreement”) is effective as of January 27, 2017 between Company, a Oregon cooperative corporation, with a place of business at 700 Lavaca, Austin, Texas 78701 (“Company”), and Tanenankhaha Andrews, an individual (“Developer”). The assignment and stock issuance hereunder is intended to qualify for tax-free treatment under Internal Revenue Code Section 351.

1.Assignment. Developer hereby assigns to Company exclusively and throughout the world all right, title and interest (whether or not now existing) in (a) the subject matter referred to in Exhibit A (the “Technology”), (b) all precursors, portions and works in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know- how, materials and tools relating thereto or to the development, support or maintenance thereof and (c) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively, “Intellectual Property”). To the extent allowed by applicable law, this Section 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Developer retains any Moral Rights under applicable law, Developer hereby ratifies and consents, and hereby provides

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all necessary ratifications and consents, to any action that may be taken with respect to such Moral Rights by or authorized by Company, and Developer agrees not to assert any Moral Rights with respect thereto. Developer will confirm any such ratification, consent or agreement from time to time as requested by Company.

3.Consideration. Company agrees to issue to Developer certain shares of common stock of the Company on the effective date of this Agreement pursuant to the provisions of a Stock Purchase Agreement of even date herewith between Company and Developer. Such shares shall be the only consideration required of Company with respect to the subject matter of this Agreement. May use cash or other interest as consideration

4.Further Assurances. Developer agrees to assist Company in every proper way to evidence, record and perfect the Section 1 assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend the assigned rights. If Company is unable for any reason whatsoever to secure Developer’s signature to any document it is entitled to under this Section 3, Developer hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of Developer, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Developer.

5.Confidential Information. Developer will not use or disclose anything assigned to Company hereunder, anything related to the terms of this Agreement, or any other technical or business information or plans of Company, except to the extent Developer (a) can document that it is generally available (through no fault of Developer) for use and disclosure by the public without any charge, license or restriction, or (b) is permitted to use or disclose such information or plans

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pursuant to a Proprietary Information and Inventions Agreement by and between Developer and Company of even date herewith. Developer recognizes and agrees that any breach or threatened breach of this Section 4 will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to equitable relief (including without limitation, injunctions) with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

7.Warranty. Developer represents and warrants to Company that Developer (i) was the sole owner (other than Company) of all rights, title and interest in and to the Technology and Intellectual Property, (b) has not assigned, transferred, licensed, pledged or otherwise encumbered any Technology or Intellectual Property or agreed to do so, (c) has full power and authority to enter into this Agreement and to make the assignment provided in Section 1, (d) is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the Technology or Intellectual Property, (e) was not acting within the scope of employment by any third party when conceiving, creating or otherwise performing any activity with respect to anything purportedly assigned in Section 1, and (f) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property.

8.Miscellaneous. This Agreement is not assignable or transferable by Developer without the prior written consent of Company; any attempt to do so shall be void. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set forth herein (or such other address as a party may designate by ten (10) days notice). No failure to exercise, and no delay in

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exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of New York and the United States without regard to conflicts of law’s provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in Travis County, Texas, and each party consents to the jurisdiction thereof. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys’ fees. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument, effective as of the date and year first written above.

CONSUMER COOPERATIVE GROUP, INC

By: /s/ Tanenankhaha Andrews

Name: Tanenankhaha Andrews

Title: President/CEO

Accepted and Agreed:

ASSIGNOR

By: /s/ Tanenankhaha Andrews

Tanenankhaha Andrews

Exhibit A Technology

The “Technology” includes, but is not limited to, all ideas, concepts, specifications, designs, models, prototypes, techniques, tools, diagrams, outlines, descriptions and other documentation, information, data, and all other technology of any kind applicable to the presently intended business of Company, including Description.

The Intellectual Property assigned hereunder includes the following documents and other materials that were created in connection with development of, and further describe, the Technology: